Exhibit 21.1

Subsidiaries of Rackspace Technology, Inc. (RXT) February 25, 2022 Name of Subsidiary	Jurisdiction
Adapt Services Limited	United Kingdom
Bright Skies GmbH	Germany
Centric Telecom Limited	United Kingdom
Datapipe Asia Limited	Hong Kong
Datapipe Europe Limited	United Kingdom
Datapipe Israel Limited	Israel
Datapipe Singapore Pte Ltd	Singapore
Datapipe, Inc.	Delaware
Drake Merger Sub II, LLC	Delaware
Elinia Webservices Limited	United Kingdom
Elinia Limited	United Kingdom
GoGrid, LLC	Delaware
Inception Intermediate, Inc.	Delaware
Inception Parent, Inc.	Delaware
JA Vietnam Co., Ltd	Vietnam
Just Analytics Pte. Ltd.	Singapore
ObjectRocket, LLC	Delaware
Onica Egypt LLC	Egypt
Onica Group LLC	Delaware
Onica Holdings LLC	Delaware
Onica Technologies Canada, Inc.	Canada
Rackspace Asia (Shanghai) Limited	China
Rackspace Asia Limited	Hong Kong
Rackspace Benelux BV	Netherlands
Rackspace Canada, Inc.	Canada
Rackspace Germany GmbH	Germany
Rackspace Government Solutions, Inc.	Delaware
Rackspace Hosting Australia Pty Ltd	Australia
Rackspace India Private Limited	India
Rackspace International GmbH	Switzerland
Rackspace International Holdings, Inc.	Delaware
Rackspace International Mobility GmbH	Switzerland
Rackspace Israel Holdings Ltd	Israel
Rackspace Limited	United Kingdom
Rackspace Mexico s.de R.L. de C.V.	Mexico
Rackspace New Zealand Limited	New Zealand
Rackspace Professional Services Japan GK	Japan

Rackspace Singapore Pte. Ltd.	Singapore
Rackspace Technology Brazil LTDA	Brazil
Rackspace Technology Colombia S.A.S.	Colombia
Rackspace Technology Malaysia SDN. BHD.	Malaysia
Rackspace UK Leasing Limited	United Kingdom
Rackspace US, Inc.	Delaware
RelationEdge, LLC	Delaware
RSUS4, LLC	Delaware
RXT Sweden AB	Sweden
Sleek Networks Limited	United Kingdom
Tricore Solutions Private Limited	India
Tricore Solutions, LLC	Massachusetts
Rackspace Technology Poland sp. z o.o. (Yocarnim Investments Sp. z o.o)	Poland